Exhibit 99.1


FOR IMMEDIATE RELEASE                         Contact:   Robert Kamenski
                                                         Chief Financial Officer
                                                         (650) 940-4700

April 22, 2003
Mountain View, California

                      IRIDEX REPORTS FIRST QUARTER RESULTS

     IRIDEX Corporation (NASDAQ/NMS:IRIX) announced that sales for the quarter ended March 29, 2003 were $7.2 million, an increase of 4% compared to the corresponding quarter in 2002. The Company reported a net loss for the first fiscal quarter of $82,000 or $0.01 per diluted share, compared to a net loss of $207,000 or $0.03 per diluted share for the corresponding quarter in 2002.

     Sales of ophthalmology products during the first quarter of 2003 were $5.7 million, an increase of 13% from the equivalent quarter of 2002. Sales of aesthetics products were $1.5 million, a decrease of 20% from the corresponding quarter in 2002. The decrease in aesthetics product sales was primarily due to weak market conditions in the international aesthetics market.

     The Company generated $1.8 million in cash, cash equivalents and available for sale securities during the first quarter of 2003. The increase was due primarily to a decrease of $1.7 million in accounts receivable balances during the quarter. In addition, inventory continued to decrease by $109,000 during the quarter. Asset management continues to be a high priority within the Company.

     Theodore A. Boutacoff, President and CEO commented, "Q1 was a challenging quarter, particularly with regard to the continuing difficult economic environment, the war in Iraq, and the outbreak of SARS in Asia. I am pleased we were able to accomplish as much as we did. New products introduced in the fourth quarter of 2002, including the BriteLight(TM) Illuminating EndoProbe and Millennium Endolase(TM) module, contributed to our growth. The BriteLight is a disposable product, which provides unsurpassed brightness in a combination illumination and endolaser photocoagulation probe for ophthalmology procedures performed in the operating room. The Millennium Endolase module is incorporated as a component of the Bausch & Lomb Millennium(TM) Microsurgical System, which offers a fully integrated platform designed to offer vitreo-retinal surgeons a fully integrated system for the operating room environment."

     "I am enthusiastic about our continued success in improving our asset position with the generation of $1.8 million in cash, cash equivalents and marketable securities during the quarter," continued Mr. Boutacoff. "This is a result of our concerted effort to improve asset management. Over the past four quarters, we have generated $5 million in cash, cash equivalents and marketable


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securities. We believe our improved cash position will give us the flexibility to respond decisively when the economic climate turns more favorable."

     IRIDEX management will conduct a conference call today for those interested at 2:00 p.m. PST/5:00 p.m. EST. The dial-in number is 888-237-9887. A recording of this call will be available for replay beginning at 5:30 p.m. PST/ 8:30 p.m. EST, through April 29, 2003, 12:00 midnight PST. The number for the replay is 800-475-6701 and the access code is 682215.

     IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and aesthetics markets. IRIDEX products are sold in the United States through a direct sales force and internationally through 66 independent distributors into 107 countries. For further information, visit the Company's website at www.iridex.com.

Safe Harbor Statement
---------------------

     This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. The foregoing statements regarding anticipated sales of new and existing products, ability to respond to more favorable economic conditions, improvements from continued asset management efforts and expected improvements to the Company's balance sheet for the fiscal year 2003, are preliminary and forward looking. Actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate during the year for the Company's products, including the BriteLight Illuminating EndoProbe and the Company's Millennium Endolase module to Bausch & Lomb, the rate of market acceptance of the Company's new products, the impact of any continuing economic downturn on sales, including sales of our aesthetics products which are typically used for elective procedures that can be deferred, and the difficulty forecasting anticipated revenues due to continuing weakness and uncertainties related to general economic conditions and overall weakness and demand in the Company's markets, especially the aesthetics market. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships during the quarter, inability to further reduce costs, maintain or increase gross margins, the speed at which the Center for Medicare and Medicaid Services (CMS) and local carriers are willing to address AMD reimbursement issues and their internal policies regarding the matter, the results of clinical trials, competition in our markets and dependence on international sales. Please see a detailed description of these risks contained in our Annual Report on Form 10-K for the year ended December 28, 2002 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

BriteLight is a trademark of IRIDEX Corporation.

Millennium Endolase and Millennium are trademarks of Bausch & Lomb Incorporated.


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